Stan J.H. Lee, CPA

2160 North Central Rd Suite 203, Fort Lee, NJ 07024

P.O. Box 436402, San Ysidero, CA 92143-9402

619-623-7799. Fax 619-564-3408. stan2u@gmail.com

To Whom It May Concern:

The firm of Stan J.H. Lee, Certified Public Accountants,  consents to the inclusion of our report of January 20, 2010, on the audited financial statements of  Flex Capital Corp. as of December 31, 2009 and for the period beginning October 27, 2009 ( its inception) to December 31, 2009 in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

 /s/ Stan J.H. Lee, CPA

______________________

Stan J.H. Lee, CPA

January 20, 2010